Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Airways
February 18, 2010		Christopher White
Cynthia Tinsley-Douglas
678.254.7442

AIRTRAN AIRWAYS ANNOUNCES LEADERSHIP PROMOTIONS AND REALIGNMENT

ORLANDO, Fla. (February 18, 2010) – AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced leadership promotions and reporting changes in the areas of operations and customer service:

Klaus Goersch – Executive Vice President, Operations and Customer Service

Goersch, 44, in this new role of executive vice president, operations and customer service, will continue to lead the airline’s flight operations, maintenance and engineering, and system operations control, and will assume new responsibilities for oversight of airport customer service, inflight service, reservations and customer relations. In this new role, Goersch will report to Robert L. Fornaro, chairman, president and chief executive officer. Goersch joined AirTran Airways in 1996 as Director of Safety and has held a series of progressively more responsible flying and leadership positions over the past 14 years.

Jack Smith – Senior Vice President, Customer Service

Smith, 58, in his role as senior vice president, customer service, will continue to lead the airport customer service and inflight service group and increases his role with the company by assuming new responsibilities for the oversight of reservations sales and customer relations – adding more than 800 Crew Members in three Georgia call centers to his group. With these changes, Smith has responsibility for all aspects of customer service from making a reservation to retrieving a bag. Smith joined AirTran Airways eight years ago and will report to Goersch.

Rocky Wiggins – Senior Vice President, Information Service and Chief Information Officer

Wiggins, 51, serves as senior vice president, information services and chief information officer, assumes new responsibilities for process improvement to better enable the airline to meld both process improvement and automation together to improve our product and services to all customers. Wiggins will continue to report to Robert L. Fornaro, chairman, president and chief executive officer.

-more-

Stephen Kolski – Executive Vice President, Corporate Affairs

Kolski, 69, previously executive vice president for operations and corporate affairs will now serve as executive vice president, corporate affairs. He will report to Robert L. Fornaro, chairman, president and chief executive officer and will focus on various areas including: regulatory compliance, labor negotiations and Atlanta airport lease negotiations. Kolski joined AirTran Airways 11 years ago.

“These changes enhance the company’s overall focus and coordination to better serve our customers,” said Robert L. Fornaro, chairman, president and chief executive officer. “We have an exceptional leadership team at AirTran Airways, and we are proud of the contributions Klaus, Jack, Rocky and Steve have made and will continue to make at the airline. Today’s announcement aligns the interests of the airline with our customers as we strive to build an even better airline going forward.”

The changes are effective immediately.

About AirTran Airways

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI) and a Fortune 1000 company, has been ranked the number one low cost carrier in the Airline Quality Rating study for the past two years and is the recipient of the prestigious 2010 Market Leadership Award from Air Transport World. AirTran is the only major airline with Wi-Fi on every flight and offers coast-to-coast service on North America’s newest all-Boeing fleet. Its low-cost, high-quality product also includes assigned seating, Business Class and complimentary XM Satellite Radio on every flight. To book a flight, visit airtran.com.

###